Form 10-Q
Exhibit 10.4
NUTANIX, INC.
AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved October 16, 2018
Nutanix, Inc. (the “Company”) believes that granting equity compensation to members of its Board of Directors (the “Board”, and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Amended and Restated Outside Director Compensation Policy (this “Policy”) formalizes the Company’s policy regarding compensation for its Outside Directors, which shall consist entirely of equity grants. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2016 Equity Incentive Plan (as amended, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director because of the equity awards such Outside Director receives under this Policy.
This Policy amends and restates the Company’s Outside Director Compensation Policy, effective November 16, 2016 (the “Prior Policy”). This Policy will be effective as of October 16, 2018 (the “Effective Date”) and will govern all compensation granted to Outside Directors on or following the Effective Date. The terms of the Prior Policy will continue to govern compensation for Outside Directors granted prior to the Effective Date.

1.	EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards in addition to those covered under this Policy. All grants of Awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made as follows:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
b.Annual Awards. Subject to Section 11 of the Plan, on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) beginning with the 2018 Annual Meeting, each Outside Director will automatically be granted an award (an “Annual Award”) of restricted stock units (“RSUs”) with a total dollar value based on Board and other service as follows (such resulting total dollar value, the “Annual Award Value”), provided, however, that an Annual Award will not be granted to any Outside Director who is not continuing as a Director following the applicable Annual Meeting:

Board Member:	$330,000
Lead Independent Director:	$20,000

Committee Awards:	Chair	Member
Audit	$25,000	$12,500
Compensation	$20,000	$10,000
Nominating and Governance	$10,000	$5,000
The number of Shares subject to an Annual Award will be calculated by dividing the applicable Annual Award Value by the Per Share Value, rounded down to the nearest whole Share.
Each Annual Award will vest in full on the earlier of (i) the day prior to the next Annual Meeting held after the date of grant or (ii) the one-year anniversary of the date of grant, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

The Prior Policy provided for the grant of Initial Awards (as defined in the Prior Policy) to each person who first became an Outside Director following the effective date of the Prior Policy. In addition, prior to the effectiveness of the Prior Policy, the Company granted certain of its Outside Directors equity awards with multi-year vesting schedules in connection with such persons first becoming Outside Directors that were not fully vested as of the Effective Date (such awards, together with any Initial Awards granted under the Prior Policy, “Original Awards”). Notwithstanding anything herein to the contrary, if an Outside Director’s Original Award is not fully vested prior to or as of the date of an Annual Meeting, then the portion of the Annual Award Value to be granted to such Outside Director at such Annual Meeting related to general Board service shall be $255,000.
c.First Year as Outside Director. Subject to Section 11 of the Plan and except as provided by the last sentence of this paragraph, each person who first becomes an Outside Director following the Effective Date will, effective on the date such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically be granted an award (a “Pro-Rata Award”) with a total dollar value equal to the Annual Award Value multiplied by the Pro-Rata Fraction (the “Pro-Rata Award Value”); provided, however, that a Director who is an Employee (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive a Pro-Rata Award. Notwithstanding anything herein to the contrary, no person who first becomes an Outside Director at an Annual Meeting and who receives an Annual Award as a result thereof will receive a Pro-Rata Award.
The number of Shares subject to a Pro-Rata Award will be calculated by dividing the applicable Pro-Rata Award Value by the Per Share Value, rounded down to the nearest whole Share. Each Pro-Rata Award will vest in full on the day prior to the next Annual Meeting held after the date of grant, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
d.Top-Off Awards. Each person holding an Original Award as of the Effective Date will, effective on the date immediately following the date that such Original Award becomes fully vested, automatically be granted an award (a “Top-Off Award”) with a total dollar value equal to $75,000 multiplied by the Pro-Rata Fraction (the “Top-Off Award Value”).
The number of Shares subject to a Top-Off Award will be calculated by dividing the applicable Top-Off Award Value by the Per Share Value, rounded down to the nearest whole Share. Each Top-Off Award will vest in full on the day prior to the next Annual Meeting held after the date of grant, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
e.Occurrence of a Change in Control. Notwithstanding the vesting schedules above, in the event of a Change in Control, each Annual Award, Pro-Rata Award, and Top-Off Award may be subject to accelerated vesting in accordance with Section 14(d) of the Plan.
f.Per Share Value. For purposes of this Policy, “Per Share Value” means, with respect to one Share, the average of the closing trading price of a Share for the Trading Days occurring during the 30-day calendar period ending on the last Trading Day immediately prior to the grant date, or such other methodology as the Board may determine prior to an Award becoming effective. For the purposes of this Policy, “Trading Day” means any day during which the NASDAQ Global Select Market is open for trading.
g.Pro-Rata Fraction. For the purposes of this Policy, “Pro-Rata Fraction” means a fraction (A) the numerator of which is the number of calendar days that occur from and including the Monday of the week during which the applicable date of grant of a Pro-Rata Award or a Top-Off Award occurs until and including (i) if known as of the date of such calculation, the day prior to the next Annual Meeting (the “Next Meeting Date”), or (ii) if the Next Meeting Date is not known as of the date of such calculation, the one-year anniversary of the previous Annual Meeting, and (B) the denominator of which is 365.

2.	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

3.	ADDITIONAL PROVISIONS
All provisions of the Plan that are not inconsistent with this Policy will apply to Awards granted to Outside Directors.

4.	REVISIONS
The Board may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.